Registration No. 333-67097

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                            ____________________

                       POST-EFFECTIVE AMENDMENT NO. 2
                                     TO
                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                            ____________________

                         BERKSHIRE ENERGY RESOURCES
           (Exact Name of Registrant as Specified in its Charter)

            MASSACHUSETTS                            04-3408946
   (State of Other Jurisdiction of         (I.R.S. Employer Identification
   Incorporation or Organization)                      Number)

                              115 Cheshire Road
                       Pittsfield, Massachusetts 01201
                                413-442-1511
   (Address, Including Zip Code, and Telephone Number, Including Area Code
                of Registrant's Principal Executive Offices)
                            ____________________

                          BERKSHIRE ENERGY RESOURCES
          SHARE OWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                          (Full title of the plan)

                        SCOTT S. ROBINSON, President
             115 Cheshire Road, Pittsfield, Massachusetts 01201
                               (413) 442-1511
  (Name, Address, Including zip code, and Telephone Number, Including Area
                         Code, of Agent for Service)
                            ____________________

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ x ]
                            ____________________


June 18, 1999

Dear Shareholder:

For the last 19 years, the Company has been pleased to offer its shareholders a Dividend Reinvestment and Stock Purchase Plan. In 1993, the Plan was expanded to include a discount on both reinvested dividends and the purchase of additional shares through optional monthly cash purchases.

This program has proven to be quite popular with shareholders, and we sincerely appreciate your participation. One of the primary goals of the program has been to bring in additional capital and strike a balance between debt and equity. As a result of the success of this program, the Company's cash requirements have largely been met and our capital structure is well balanced. To maintain proper capitalization and debt ratios, it is necessary to make some changes in the program at this time.

First and foremost, the normal reinvestment of dividends, without a discount, will continue to be available. The Plan's "cash purchase" option will be suspended effective July 1, 1999 as will the discount on shares purchased through the reinvestment of dividends. These changes will be in effect until further notice.

Here are some dates to remember as these changes are implemented:

* June 15, 1999 - Optional Cash Purchase - Funds received for optional cash purchases on or before this date will purchase shares as of that date with the discount.

* July 15, 1999 - Optional Cash Purchase - Any funds already forwarded to our Transfer Agent for investment as an optional cash purchase on July 15, 1999 will be returned to you.

* July 15, 1999 - Dividend Reinvestment at a Discount - Dividends to be reinvested on this date for shareholders of record June 30, 1999 will be reinvested at the discount.

* After July 15, 1999 - Dividend Reinvestment - Dividends may continue to be reinvested without the discount.

Please feel free to direct any questions that you might have about this matter, or comments, to our Corporate Secretary, Cheryl Clark. She can be reached at (413) 445-0249.

Thank you for your continuing interest in Berkshire Energy Resources.

                             Sincerely,


                             /s/ Michael J. Marrone
                             -----------------------
                             Michael J. Marrone
                             Vice President,
                             Treasurer and CFO


PROSPECTUS
----------

                          BERKSHIRE ENERGY RESOURCES
          SHARE OWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


      The Share Owner Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Berkshire Energy Resources (the "Company") provides holders of record of common shares of beneficial interest in the Company ("Common Shares" or "shares") a simple and convenient method of investing in additional Common Shares by automatically reinvesting cash dividends on all or a portion of their shares. The Plan was assumed by the Company from The Berkshire Gas Company ("Berkshire Gas") upon the completion of the corporate reorganization described in the Company's filing on Form S-4 dated February 24, 1998 (No. 333-46799).

      The price for shares purchased through the Plan shall be equal to the average of the daily high and low sales prices for the Company's Common Shares (as quoted in the NASDAQ National Market System) for the five consecutive trading days prior to and including the date of purchase.

      Participants may not purchase Common Shares through the Plan if the price for such shares would be less than their par value.

      The Company will not pay any underwriting discounts or commission in connection with the sale of the Common Shares pursuant to the Plan. The Company realizes proceeds from such sales equal to the sales price less customary administrative and legal fees.

      This Prospectus relates to authorized Common Shares of the Company registered under the Plan.

                             -------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


              The date of this Prospectus is June 18, 1999.


      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                     WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      Additional updating information with respect to the securities and the Plan may be provided in the future to the Plan participants by means of appendices to this Prospectus.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities or deregister all remaining unsold securities.

      A. Berkshire Energy Resources: The following documents, which have previously been filed by us with the Securities and Exchange Commission pursuant to the Exchange Act (File No. 000-29812), are incorporated by reference herein and shall be deemed to be a part hereof:

            (i)   Our Current Report on Form 8-K filed on January 4, 1999.

            (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1998 and March 31, 1999.

      B. The Berkshire Gas Company: The following documents, which have previously been filed by the The Berkshire Gas Company (our predecessor) with the Securities and Exchange Commission pursuant to the Exchange Act (File No. 0-857-3), are incorporated by reference herein and shall be deemed to be a part hereof:

            (i) Annual Report on Form 10-K for the fiscal year ended June 30, 1998.

            (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998.

            (iii) All other reports filed by The Berkshire Gas Company with the commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report listed in (B)(i) above.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                             Cheryl M. Clark, Secretary
                             Berkshire Energy Resources,
                             115 Cheshire Road,
                             Pittsfield, Massachusetts 01201
                             Telephone: (413) 442-1511.

                                 THE COMPANY


      Berkshire Energy Resources is a Massachusetts business trust formed in Massachusetts in 1998. Berkshire Energy Resources is a public utility holding company. Berkshire Energy Resources owns the common stock of Berkshire Gas, Berkshire Propane, Inc. ("Berkshire Propane") and Berkshire Energy Marketing, Inc. ("Berkshire Marketing"). Berkshire Gas is engaged primarily in the distribution, sale and transportation of natural gas for residential, commercial and industrial use. Berkshire Gas provides natural gas service in nineteen communities, including the cities of Pittsfield and North Adams, the towns of Adams, Amherst, Great Barrington, Greenfield and Williamstown, and twelve similar municipalities. While primarily residential in character, Berkshire Gas' service territory also includes industrial, agricultural and educational facilities and resort areas. Berkshire Gas' utility business is subject to the regulatory jurisdiction of the Massachusetts Department of Telecommunications and Energy with respect to rates, adequacy of service, issuance of securities, accounting and other matters. Berkshire Propane sells and leases gas-burning equipment and markets liquefied petroleum gas. Berkshire Marketing has formed a strategic marketing alliance with Conectiv/CNE, LLC to engage in energy marketing activities.

                                THE OFFERING

      We are offering 200,000 shares of the Company's Common Shares for purchase through the Plan.

                               USE OF PROCEEDS

      We cannot predict either the number of Common Shares that will ultimately be sold pursuant to the Plan or the prices at which such shares will be sold. We intend to use the proceeds from any such sales to finance the operations of the Company's operating subsidiaries.

                           DESCRIPTION OF THE PLAN

      The following is a description of the Plan presented in a question and answer format.

Purpose

1.  What is the purpose of the Plan?

      The purpose of the Plan is to provide holders of record of Common Shares of the Company a simple and convenient method of investing cash dividends in additional Common Shares of the Company. Also, because participants in the Plan will purchase shares directly from us, we will receive funds needed for our corporate purposes (see "Use of Proceeds" herein).

Advantages

2.  What are the advantages of the Plan?

      * Participants in the Plan may automatically reinvest cash dividends on all or a portion of their shares

      * Participants may purchase shares through the Plan without paying any brokerage commissions, service charges, or other expenses.

      * Participants may fully invest funds since fractional shares, as well as full shares, may be credited to their accounts.

      * Dividends in respect of such fractional shares, as well as full shares, will be credited to participants' accounts.

      * Participants avoid the necessity for safekeeping of stock certificates for shares credited to their accounts.

      *   Regular statements of account simplify record keeping.

      The Common Shares purchased on behalf of participants in the Plan generally will be purchased at the price determined in the manner explained in the answer to Question 11 of this Prospectus.

Plan Administration

3.  Who administers the Plan for participants?

      The Plan is administered by the Share Owner Dividend Reinvestment and Stock Purchase Plan Committee (the "Committee") appointed by our Board of Trustees. The Committee shall determine the rights of the participants in accordance with the Plan and interpret the Plan as it deems necessary or desirable in connection with its operation. The Committee may adopt such rules and regulations as it deems appropriate to promote the objectives of the Plan. All correspondence with regard to the Plan, except communications otherwise specified herein to be directed to the Agent referred to in Question 4, should be addressed to Berkshire Energy Resources, Attention:
Secretary of the Share Owner Dividend Reinvestment and Stock Purchase Plan Committee, 115 Cheshire Road, Pittsfield, Massachusetts 01201.

4.  Who is the agent for the Plan participants?

      The designated agent under the Plan is State Street Bank and Trust Company (the "Agent"). The Agent will be responsible for investing participants' funds and keeping continuous records of participants' accounts. The Agent will send participants statements of account at least quarterly and perform other duties for Plan participants as needed. All authorization forms, notices of withdrawal and other communications with the Agent should be sent to:

                             State Street Bank and Trust Company
                             P.O. Box 8209
                             Boston, Massachusetts 02101-8209

If State Street Bank and Trust Company ceases to act as Agent under the Plan, either the Company or the Committee will designate another agent.

Eligibility and Participation

5.  Who is eligible to participate?

      * All holders of record of ten or more Common Shares of the Company who are not employed by us;

      *   All of our employees who own of record one or more Common Shares;
          and

      * Shareholders of the Company who hold their Common Shares in "street" name may participate in the Plan through the Depository Trust Company. (You should contact your broker for this service.)

6.  How may an eligible person join the Plan?

      A shareholder may join the Plan at any time by signing an "Authorization Form" and returning it to the Agent. Authorization Forms are automatically sent to new shareholders or may be obtained upon request from the Company at the address set forth in Question 3 or from the Agent at the address set forth in Question 4. A shareholder may also join the Plan by telephoning the Transfer Agent at 1-800-426-5523.

7.  What does the Authorization Form provide?

      The Authorization Form directs:

      (a) us to pay to the Agent the cash dividends on all or a specified portion of the Common Shares in a participant's name and on all shares credited to such participant's Plan account; and

      (b) the Agent to use these cash dividends to purchase Common Shares from us.

      The Authorization Form provides for the purchase of shares through the following investment options:

      *   Reinvest dividends on all of the shares held by a participant; or

      * Reinvest dividends on fewer than all of the shares held by a participant and continue to receive cash dividends on the other shares.

      A participant may change the investment option at any time by signing a new Authorization Form and returning it to the Agent, or by telephone as noted above in Question 6.

      Cash dividends on shares credited to the participant's account under the Plan are automatically reinvested in additional Common Shares.

8.  When may a shareholder join the Plan?

      A shareholder may enroll in the Plan at any time. The Authorization Form or telephone request must be received by the Agent by the last day of the month immediately preceding the month in which the next dividend is paid in order to reinvest that dividend. If received after that date, the shareholder's participation in the Plan will become effective on the next dividend payment date. Dividends historically have been paid on the fifteenth day of the months of January, April, July and October, but the Company reserves the right to change its dividend payment dates at any time, or to suspend dividend payments at any time.

      For example, in order to invest a quarterly dividend payable on October 15, 1999, a shareholder's Authorization Form must be received by the Agent no later than September 30, 1999. If the Authorization Form is received after September 30, 1999, the dividend payable on October 15, 1999 will be paid in cash and the shareholder's participation in dividend reinvestment will commence on the next dividend payment date.

Cost to Participants

9.  Are there any costs to the participants under the Plan?

      We will pay all of the administration fees incurred in connection with the Plan. Plan participants will not have to pay any brokerage fees or transfer taxes when they purchase Common Shares from us through the Plan. However, participants will bear certain expenses upon their withdrawal from the Plan or if we terminate the Plan (see Question 17).

Purchases

10.  How many Common Shares will the Agent purchase for participants?

      The number of shares to be purchased by the Agent for a particular participant in the Plan will depend upon the amount of dividends to which the participant is entitled and the purchase price of the Common Shares. For a given participant, the Agent will purchase that number of shares, including any fractional share computed to four decimal places, equal to the total dollar amount to be invested by that participant divided by the purchase price per share of the Common Shares.

11.  What will be the price of the Common Shares purchased under the Plan?

      The price for shares purchased through the Plan shall be equal to the average of the daily high and low sales prices for the Company's Common Shares (as quoted in the NASDAQ National Market System) for the five consecutive trading days prior to and including the date of purchase (or, in the event that the NASDAQ National Market System is closed on the day of purchase, for the five consecutive trading days immediately preceding the date of purchase). We will provide written notification to Plan participants in the event we amend the manner in which we determine the price of shares to be purchased under the Plan.

Reports to Participants

12.  What record will a participant have of his or her purchases?

      Each participant (of record) in the Plan will receive from the Agent a statement of account at least quarterly showing amounts invested, purchase prices, shares purchased and other information for the preceding quarter and the year-to-date. These statements are a participant's continuing record of the cost of such participant's purchases and should be retained for income tax purposes.

13.  What other reports will participants receive?

      Plan participants (of record) will receive the same communications sent to every other holder of the Company's Common Shares, including our Annual Report to Shareholders, a Notice of Annual Meeting of Shareholders and Proxy Statement, a proxy, and income tax information forms reporting dividends paid. Shareholders who hold their shares in street name may request these reports from us or their broker.

Certificates for Shares

14. Will certificates be issued to participants for shares purchased under the Plan?

      Normally, participants will not receive certificates for Common Shares purchased under the Plan. The participant's quarterly statement of account will show the number of shares held in the participant's account under the Plan. However, within five business days of receipt by the Agent of a written request from a participant, certificates for any number of whole shares credited to a participant's account under the Plan will be issued to the participant. Any remaining full shares and any fractional share will continue to be held in the participant's account. Certificates for fractional shares will not be issued under any circumstances. The issuance of certificates will not terminate the participant's continuation of the Plan. Any request for the issuance of certificates to a participant should be mailed to the Agent at the address set forth under Question 4.

      Shares credited to the account of a participant in the Plan may not be acceptable as collateral for loans. A participant who wishes to pledge such shares should request that certificates for such shares be issued and delivered to such participant.

15. In whose name will certificates be registered when issued to a participant?

      The certificates will be issued in the name under which the participant's shares were registered upon enrolling in the Plan.

Withdrawal from the Plan

16.  When may a participant withdraw from the Plan?

      A participant may withdraw from the Plan at any time. If a notice of withdrawal is received by the Agent at least ten days prior to the record date for the next dividend, such dividend and all subsequent dividends will be paid in cash to the withdrawing participant. If such notice of withdrawal is received by the Agent subsequent to the date specified, such dividends will be invested under the Plan for the participant's account. All subsequent dividends will be paid in cash to the withdrawing participant. Any shareholder who has withdrawn from the Plan may re-enroll at any time upon submission of an Authorization Form or telephone request to the Transfer Agent, as provided under Question 6. Until such time, dividends will be paid to such shareholder in cash.

17.  How does a participant withdraw from the Plan?

      In order to withdraw from the Plan, a participant must write to the Agent at the address set forth under Question 4, notifying the Agent that such participant is withdrawing from the Plan. The notice must also state the participant's account number. To facilitate the withdrawal, the participant may forward the bottom portion of such participant's most recent quarterly account statement.

      When a participant withdraws from the Plan, or upon termination of the Plan by the Company, the Agent will cause a certificate or certificates for the full shares credited to the participant's account to be issued and delivered to the participant. The participant's interest in any fractional share will be converted to cash using a share price equal to the average of the daily high and low sales prices for the Company's Common Shares for the five consecutive trading days ending on and including such date of withdrawal. Upon withdrawal from the Plan, the participant may also request in writing that some or all of the shares, both whole and fractional, held in such participant's Plan account be sold. If the participant so requests, the Agent will sell such shares and deliver to the participant the proceeds, less a handling charge of 5% of the proceeds received from such sale or $5.00 (whichever is less), and any broker's commissions and transfer taxes payable.

      Shares will be sold for the participant only upon the receipt by the Agent of clear written instructions to sell at the prevailing market price and the proper documents to effect the sale. Such documents include a stock power, signed by the registered owner exactly as such owner's name appears on the Agent's records, with signature guaranteed according to the Uniform Commercial Code by a commercial bank that is a member of the Federal Deposit Insurance Corporation or by a member firm of the New York, American, Boston, Midwest or Pacific Stock Exchange (Medallion Guarantee). If the shares are held of record in the name of a corporation, partnership, trust or other fiduciary or if a record owner has died, the Agent may require certified and current evidence of authority before accepting a request to sell shares credited to a participant.

Voting Rights

18.  How are participant's shares voted?

      All shares owned by the participant, whether held by the shareholder directly or by the Agent under the Plan for such shareholder's account, will be aggregated for voting purposes. Each participant in the Plan will receive a proxy indicating the total number of Common Shares held by the participant, including shares registered in such participant's name and shares credited to such participant's account under the Plan.

      Instruction forms for voting purposes will be forwarded to the participant. Alternatively, a participant may vote the shares registered in such participant's name and shares credited to such participant's Plan account in person at meetings of the Company's shareholders.

Income Tax Information

19. What are the federal income tax consequences of participation in the Plan?

a.  General:

      In general, participants in the Plan have the same federal income tax obligations with respect to reinvested dividends as with dividends not reinvested under the Plan. We understand that Participants are treated for federal income tax purposes as having received, on the dividend payment date, a dividend equal to the full amount of the cash dividend payable on such date with respect to (1) Common Shares held in the participant's account under the Plan, and (2) Common Shares owned directly by the participant (the dividends from which may or may not be reinvested under the Plan). This is required even though the reinvested dividends are not actually received but are applied to the purchase of additional shares.

      The tax basis of shares purchased through the Plan is the purchase price per share of the stock on the investment date. (See Question 11.) The holding period for shares purchased with dividends begins on the day after the applicable date of investment.

      A participant will not realize any taxable income upon receiving certificates for whole shares, either upon request for certificates for those shares or upon withdrawal from or termination of the Plan. However, a participant may realize ordinary income or a capital gain or loss on any cash payment that is made in settlement of a fractional share upon withdrawal from or termination of the Plan. Ordinary income or capital gain or loss may also be realized upon withdrawal from the Plan, when any or all whole shares are sold by the participant. The amount of income, capital gain or loss will be the difference between the amount received and the tax basis for both the fractional and whole shares which are sold.

b.  Tax Information Forms:

      Following each tax year, the Company sends each participant a United States Information Return (Form 1099 Div. B) reporting the taxable dividends received by the participant for that tax year. This form contains the information necessary for each participant to complete the dividend income information on such participant's federal income tax return. Generally, the amount in the box labeled "Total Dividends For The Calendar Year" should be included on a participant's federal income tax return as taxable income.

      Tax consequences will vary depending on the special circumstances of each participant (and for shares purchased between 1982 and 1985, where taxes on reinvested dividends may have been deferred under then effective law). For additional information and any questions regarding tax consequences of participation in the Plan, participants should consult their own tax advisors.

20. What provision is made for foreign shareholders whose dividends are subject to United States' income tax withholdings?

      In the case of those foreign shareholders whose dividends are subject to United States' income tax withholding, the Agent will first deduct the amount of such taxes and then apply the remaining amount of the participant's dividend to the purchase of Common Shares. If such foreign participants desire to invest the full amount of their dividends, they may tender cash payments to the Agent equal to the amount of tax withheld. Such payments will be invested for the foreign shareholders for this express purpose. Such payments will be invested for the foreign participants on the regular dividend investment date for all participants if received by the Agent prior to that date.

Miscellaneous

21. What are the responsibilities of the Agent and the Company under the Plan?

      Neither we nor the Agent will be liable for any act done in good faith or for any good faith omission to act in administering the Plan including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death.

      Participants should recognize that neither we nor the Agent can assure them of a profit or protect them against a loss on the shares purchased by participants under the Plan, nor guarantee the existence, frequency or amount of any future dividends on the shares declared or paid by us.

22.  May the Plan be changed or discontinued?

      Although we hope that shareholder response will justify continuing the Plan indefinitely, we reserve the right to modify, suspend or terminate the plan at any time. Notice of any such action will be mailed to all participants at their address of record.

If we terminate the Plan:

      * we will issue certificates for whole shares credited to a participant's account under the Plan; and

      * we will pay the participant, in cash, the value of any fractional share credited to the participant's account, in lieu of issuing a certificate for that fractional share.

23. What happens if a participant sells or transfers all the shares registered to the participant?

      If a participant sells or transfers all of the shares registered in the participant's name:

      *   participation in the Plan will terminate automatically;

      * certificates for whole shares credited to the former participant's account under the Plan will be issued to the former participant; and

      * a cash payment will be made to the former participant for any fractional share, in each case, as of the date of such transfer or sale, in lieu of issuing a certificate to the former participant for that fractional share.

                          DIVIDENDS ON COMMON SHARES

      The following table sets forth the cash dividends declared and paid on the Company's Common Shares for the periods shown:

                                              Dividend
            Quarter Ended                     Per Share
            -------------                     ---------
            September 30, 1996                  $.28*
            December 31, 1996                   $.28*
            March 31, 1997                      $.28*
            June 30, 1997                       $.285*
            September 30, 1997                  $.285*
            December 31, 1997                   $.285*
            March 31, 1998                      $.285*
            June 30, 1998                       $.29*
            September 30, 1998                  $.29*
            December 31, 1998                   $.29*
            March 31, 1999                      $.29


<F*> - Reflects dividends that were paid on Common Stock of Berkshire Gas prior to the reorganization of the Company and implementation of the current holding company structure.


      We intend to declare and pay dividends quarterly on our Common Shares, but we can make no representations concerning the amount or frequency of future dividends. The Board of Trustees determines, from time to time, whether to declare dividends in the light of the earnings, financial condition and capital requirements of its subsidiaries. Reference is made to "Description of Common Shares" herein for information with respect to limitations on the payment of dividends.


                          COMMON SHARES PRICE RANGE

      Our Common Shares is traded on the NASDAQ National Market System. The table below sets forth the high and low average of the bid and asked prices for our Common Shares, as reported by the National Quotation Bureau, Incorporated, for the periods indicated. We have indicated with an asterisk ("*") those quarters for which the information relates to shares of Common Stock of Berkshire Gas prior to the reorganization of the Company and implementation of the current holding company structure.


            Quarter Ended                  High               Low
            -------------                  ----               ---
            September 30, 1996 *          $16.75            $14.88
            December 31, 1996 *           $18.00            $15.25
            March 31, 1997 *              $17.50            $15.25
            June 30, 1997 *               $16.00            $15.00
            September 30, 1997 *          $17.38            $15.25
            December 31, 1997 *           $23.50            $16.25
            March 31, 1998 *              $25.63            $21.50
            June 30, 1998 *               $24.75            $21.63
            September 30, 1998 *          $25.00            $19.50
            December 31, 1998 *           $24.25            $20.00
            March 31, 1999                $23.13            $18.50


      These quotations represent prices between dealers and do not include retail markup, markdown or commission. They do not necessarily represent actual transactions. On June 11, 1999, the daily high sales price was $20.63 and the daily low sales price was $20.25.

                           DESCRIPTION OF COMMON SHARES

      As of June 11, 1999, the capital stock of the Company consisted of 10,000,000 Common Shares, without par value, of which 2,495,146 were issued and outstanding, and 1,000,000 preferred shares, each with a par value of one hundred dollars ($100.00), none of which were issued and outstanding.

      The information set forth below is summarized from the Declaration of Trust of the Company that has been previously filed with the Securities and Exchange Commission and is incorporated herein by reference. The statements and descriptions contained in this Prospectus may not be complete and are qualified in their entirety by reference to such exhibit.

Dividend Rights

      The holders of Common Shares shall be entitled to receive such dividends as may be declared by the Board of Trustees subject to the preferential rights of the holders of Preferred Stock that may hereafter be issued by the Company.

Voting Rights

      Except as provided by law or otherwise provided below, the holders of Common Shares have the sole voting rights and are entitled to one vote for each share held of record. In addition, holders of fractional shares are permitted a vote equal to their fractional interest. The Company's Board of Trustees is classified into three classes. There are no cumulative voting rights, which means that a majority of the Common Shares voting at any election can elect the trustees for the class whose term is then expiring.

      The Company's Declaration of Trust contains provisions specifying the vote necessary to take certain actions. The approval of a business combination not approved by a two-thirds vote of the Board of Trustees requires a 75% vote of the Common shareholders. The approval of an amendment removing or altering that provision or provisions concerning the classification of trustees, filling vacancies on the Board of Trustees and notice requirements for shareholder meetings also require a 75% vote of the Common shareholders, unless approved by a two-thirds vote of the Board of Trustees.

      Declaration of Trust Provisions That May Affect Attempts To Change Control Of The Company

      The Company's Declaration of Trust contains provisions that may have the effect of delaying or deterring a change in control of the Company by requiring a vote of 75% of the Company's outstanding Common shares for approval of certain business combinations of the Company and another entity, which the Company's Board of Trustees has not approved by a two-thirds majority. Other provisions concerning classification of the Board, filling vacancies on the Board and notice requirements also may have such an effect, but those provisions operate regardless of whether extraordinary corporate transactions are proposed.

Miscellaneous

      The Common Shares have no conversion rights and are not subject to redemption. The outstanding Common Shares are, and the shares to be issued under the Plan will be, when issued and paid for, fully paid and non-assessable.

      We distribute to our shareholders annual reports containing audited financial statements, and, in addition, twelve-month condensed financial statements in each quarter.

      The transfer agent of the Company's Common Shares is State Street Bank and Trust Company, Boston, Massachusetts.

                               LEGAL OPINIONS

      Legal matters in connection with this offering will be passed upon for the Company by Rich, May, Bilodeau & Flaherty, P.C., Old South Building, 294 Washington Street, Boston, Massachusetts 02108, counsel for the Company. The Chairman of the Board of Trustees of the Company, Franklin
M. Hundley, is of counsel to, and a former managing director of the firm of Rich, May, Bilodeau & Flaherty, P.C.

                                   EXPERTS

      The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from The Berkshire
Gas Company's Annual Report on Form 10-K for the year ended June 30, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                               INDEMNIFICATION

      The Company's Declaration of Trust permits the Company's trustees and officers (and persons who serve at the request of the Company as directors, officers, or trustees of another organization in which the Company has any direct or indirect interest as a shareholder, creditor or otherwise) to be indemnified for liabilities arising in connection with any action, suit or proceeding prosecuted to a final determination on the merits (except for any costs or expenses as to which such person shall be finally adjudged to be liable), and any action, suit or proceeding which is settled with the approval of the court having jurisdiction thereof, but only in such amount (which shall not include any sum ordered to be paid by such indemnified person to the Company) as such court shall determine to be fair and reasonable under the circumstances. Indemnification payments properly authorized may include reimbursement for the amount of the claim or judgment and expenses of defense, including legal fees. Massachusetts law allows such indemnification, but limits provision of indemnification where a person is adjudicated not to have acted in good faith in the reasonable belief that such action was in the best interest of the Company. Indemnification is also available to officers and trustees (and persons who serve at the request of the Company as directors, officers, or trustees of another organization in which the Company has any direct or indirect interest as a shareholder, creditor or otherwise) in connection with certain actions taken by them in reliance upon governmental regulations, rules, orders and determinations. Certain liabilities arising under the Securities Act of 1933 may be covered by this indemnification provision, although the Declaration of Trust provides that indemnification of liabilities arising under such Act shall be available only to the extent that such rights of indemnification may be determined to be valid by a court of competent jurisdiction. Massachusetts law also allows a business trust to purchase and maintain insurance on behalf of such persons against any liabilities incurred in the capacity of trustee or officer and the Company has such insurance.

      The Company's Declaration of Trust provides that, to the fullest extent that the General Laws of the Commonwealth of Massachusetts, or as they may thereafter be amended, permit the limitation or elimination of the liability of trustees of a Massachusetts business trust, no trustee of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any trustee of the Company with respect to any acts or omissions of such trustee occurring prior to such amendment or repeal.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

===========================================================================

                          Berkshire Energy Resources

                                 SHARE OWNER
                            DIVIDEND REINVESTMENT
                                     and
                             STOCK PURCHASE PLAN


                                Common Shares


                              June 18, 1999

                                 PROSPECTUS


===========================================================================


                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the Form S-3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsfield, Massachusetts, on the 18th day of June, 1999.


                                       BERKSHIRE ENERGY RESOURCES

                                       BY: /s/ Michael J. Marrone
                                           --------------------------------
                                           Michael J. Marrone, Vice
                                           President, Treasurer and Chief
                                           Financial Officer


                              POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott S. Robinson and Michael J. Marrone, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement on Form S-3 of Berkshire Energy Resources's Share Owner Dividend Reinvestment and Stock Purchase Plan (No. 333-67097), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about said matters, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirement of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Form S-3 Registration Statement has been signed below by the following persons in the capacities stated below on the 18th day of June, 1999.


      (i)   Principal Executive Officer:

            _____________*_____________,    President and
            Scott S. Robinson               Chief Executive Officer

      (ii)  Principal Financial Officer and
            Principal Accounting Officer:

            /s/ Michael J. Marrone     ,    Vice President, Treasurer
            Michael J. Marrone              and Chief Financial Officer

      (iii) Trustees:

            _____________*_____________
            George R. Baldwin


            _____________*_____________
            John W. Bond


            _____________*_____________
            Paul L. Gioia


            _____________*_____________
            James R. Keys


            _____________*_____________
            Scott S. Robinson


            _____________*_____________
            Robert B. Trask


            *By: /s/ Michael J. Marrone
                 Michael J. Marrone
                 Attorney-in-Fact


                                EXHIBIT INDEX
                                -------------

                                                                Sequential
Exhibits*    Description of Exhibit                             Page Number
---------    ----------------------                             -----------


Exhibit 15.  Letter regarding unaudited interim financial information.

15 Deloitte & Touche LLP, independent certified public accountants, Awareness Letter.

Exhibit 23.  Consent of Expert.

23 Consent of Deloitte & Touche LLP, independent certified public accountants.

Exhibit 24.  Power of Attorney.

24           Power of Attorney (set forth on Page II-1 of this Post-
             Effective Amendment No. 2 to the Form S-3 Registration
             Statement).


<F*>  Exhibit numbers designated in Regulation S-K
